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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the use of our report dated July 2, 2002 relating to the historical consolidated financial statements of Whitewing Environmental Corp. and Subsidiaries (formerly Total Recycling Services, Inc.) as of December 31, 2001 and for the years ended December 31, 2000 and 2001, included in this registration statement on Form SB-2 (File No. ______). Our report includes an explanatory paragraph regarding an uncertainty as to the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts".


/s/ M.R. Weiser & Co., LLP



New York, NY
August 29, 2002